                                                                      EXHIBIT 11


                     COMPUTER NETWORK TECHNOLOGY CORPORATION

Statement Re: Computation of Net loss Per Basic and Diluted Share
                      (in thousands, except per share data)
                                   (Unaudited)

                                                         Weighted Average    Per Share
                                            Net loss    Shares Outstanding    Amount
                                          ------------  ------------------   ---------
Three months ended April 30, 2002:
  Basic                                      $(3,697)          30,441         $  (.12)
  Dilutive effect of
  employee stock purchase
  awards and options(1)                            -                -               -
 ------------------------------------------------------------------------------------
  Diluted                                    $(3,697)          30,441         $  (.12)
 ====================================================================================

Three months ended April 30, 2001:
  Basic                                      $(6,555)          29,718         $  (.22)
  Dilutive effect of
  employee stock purchase
  awards and options(1)                            -                -               -
 ------------------------------------------------------------------------------------
  Diluted                                    $(6,555)          29,718         $  (.22)
 ====================================================================================


   (1) Potential dilutive securities, consisting of convertible notes, outstanding stock options and shares issuable under the employee stock purchase plan, are excluded from the computation of diluted net loss per share due to their anti-dilutive effect.




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